Exhibit 3(ii)

BYLAWS
OF
CORUS BANKSHARES, INC.

ARTICLE I
SHAREHOLDERS

1. Certificates Representing Shares. A certificate representing shares of the corporation shall contain on its face the statements required by the Business Corporation Act of the State of Minnesota, in effect as it exists today or may be amended in the future (the “Minnesota Statutes”), and by any other applicable provision of law, and may be signed by the President or the Treasurer, or by any other officer or agent authorized to do so by the Board of Directors. If a person signs or has a facsimile signature placed upon a certificate while an officer, transfer agent, or registrar of the corporation, the certificate may be issued by the corporation, even if the person has ceased to have that capacity before the certificate is issued, with the same effect as if the person had that capacity at the date of its issue.

2. Fractions of a Share. The corporation may issue fractions of a share originally or upon transfer. Fractions of a share, if issued, shall entitle the holder to exercise voting rights or to receive distributions. Fractions of a share may be represented by a certificate. If the corporation does not issue fractions of a share, it shall comply with the alternative requirements of the Minnesota Statutes, as applicable.

3. Share Transfers. Upon compliance with any provisions restricting the transferability of shares that may be set forth in the Articles of Incorporation, these Bylaws, or any resolution or written agreement in respect thereof, transfers of shares of the corporation shall be made only on the books of the corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with an officer of the corporation, or with a transfer agent or a registrar and on surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes thereon; provided that nothing in this sentence is intended to prohibit the use by the corporation of a direct registration system as may be authorized by the corporation. Except as may be otherwise provided by law or these Bylaws, the person in whose name shares stand on the books of the corporation shall be deemed the owner thereof for all purposes as regards the corporation; provided that whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact, if known to an officer of the corporation, shall be so expressed in the entry of transfer.

4. Certification of Beneficial Owner. A resolution approved by the affirmative vote of a majority of the directors present may establish a procedure whereby a shareholder may certify in writing to the corporation that all or a portion of the shares registered in the name of the shareholder are held for the account of one or more beneficial owners. Upon receipt by the corporation of the writing, the persons specified as beneficial owners, rather than the actual shareholders, are deemed the shareholders for the purposes specified in the writing.

5. Meaning of Certain Terms. As used herein in respect of the right to notice of a meeting of shareholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term “share” or “shares” or “shareholder” or “shareholders” refers to an outstanding share or shares and to a holder or holders of record of outstanding shares when the corporation is authorized to issue only one class of shares, and said reference is also intended to include any outstanding share or shares and any holder or holders of record of outstanding shares of any class upon which or upon whom the Articles of Incorporation confer such rights where there are two or more classes or series of shares or upon which or upon whom the Minnesota Statutes confer such rights notwithstanding that-the Articles of Incorporation may provide for more than one class or, series of shares, one or more of which are limited or denied such rights thereunder.

6. Shareholder Meetings.

– Time, Place. The annual meeting shall be held not earlier than the first Monday in April and not later than the last Monday in May and at the time and place fixed, from time to time, by the directors, provided that each annual meeting shall be held on a date within thirteen months after the date of the preceding annual meeting. A special meeting shall be held on the date and at the time and place fixed by the directors or the President or by an officer instructed by the directors or the President to call the meeting, except that a special meeting called by or at the demand of a shareholder or shareholders pursuant to the Minnesota Statutes shall be held in the county in which the corporation’s principal executive office, as defined by the Minnesota Statutes, is located.

– Call. Except as otherwise required by the Minnesota Statutes, annual meetings may be called by the directors or the President or the Treasurer or by any officer instructed by the directors or the President or the Treasurer to call the meeting. Special meetings may be called for any purpose or purposes at any time, by the President or the Treasurer or, if so authorized by the Minnesota Statutes, two or more directors or any officer instructed by the directors or the President or the Treasurer or a shareholder or shareholders holding ten percent or more of the voting power of all shares entitled to vote.

– Notice or Waiver of Notice. Notice, as defined by the Minnesota Statutes, of all meetings shall be given by, or at the direction of, the person calling the meeting, except where the meeting is an adjourned meeting and the date, time, and place of the meeting were announced at the time of adjournment of the meeting, and except as otherwise provided by the Minnesota Statutes. Except as may otherwise be required by any provision of law, the notice shall be given at least ten days, and not more than sixty days, before the date of the meeting. The notice shall contain the date, time, and place of the meeting, and any other information required by the Minnesota Statutes. The business transacted at a special meeting shall be limited to the purposes stated in the notice of the meeting. A shareholder may waive notice of a meeting of shareholders. A waiver of notice by a shareholder is effective whether given before, at, or after the meeting, and whether given in writing, orally, or by attendance. Attendance by a shareholder at a meeting is a waiver of notice of that meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

– Determination of Shareholders Entitled to Notice and Vote. The directors may fix a date not more than sixty days before the date of a meeting of shareholders as the date for the determination of the holders of shares entitled to notice of and entitled to vote at the meeting.

– Proxy Representation. A shareholder may cast or authorize the casting of a vote by filing a written appointment of a proxy with an officer of the corporation at or before the meeting at which the appointment is to be effective. The appointment of a proxy is valid for eleven months, unless a longer period is expressly provided in the appointment No appointment is irrevocable unless the appointment is coupled with an interest in the shares or in the corporation.

– Quorum. The holders of a majority of the voting power of the shares entitled to vote at a meeting are a quorum for the transaction of business. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though the withdrawal of a number of shareholders originally present leaves less than the proportion or number otherwise required for a quorum.

– Voting. ~~Except where the Minnesota Statutes requires a larger proportion or number, the~~The shareholders shall take action, including the election of directors, by the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares present and entitled to vote ~~at a duly held meeting~~on that item of business, or (ii) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, except where the Minnesota Business Corporation Act requires a larger proportion or number; provided, however, that the directors of the corporation shall be elected by a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting at which a quorum is present and for which (x) the Secretary of the corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with any advance notice and other requirements for shareholder nominations for director set forth in these Bylaws and (y) such nomination has not been withdrawn by such shareholder on or prior to the tenth day preceding the date the corporation first sends its notice of meeting for such meeting to shareholders.

7. Proposals Regarding Business ~~At~~at Annual Meeting Other Than Director Nominations. The proposal of business (other than business relating to the nomination and election of directors) to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the corporation’s notice of the meeting, (b) by or at the direction of the Board, or (c) by any shareholder of the corporation who (i) makes a proposal to be considered at an annual meeting, (ii) was a shareholder of record at the time of giving of notice provided for in these Bylaws, (iii) is entitled to vote at the meeting, and (iv) gives notice of the matter, which must otherwise be a proper matter for shareholder action, in a writing which is received by the Secretary of the corporation at the principal executive offices of the corporation not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. Such shareholder’s notice shall set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and (b) the name and address of such shareholder, as they appear on the corporation’s books, and of the beneficial owner, if any, on whose behalf the proposal is made; and the class and number of shares of the corporation which are owned beneficially and of record by such shareholder and such beneficial owner. The chairman of the meeting at which any business is proposed by a shareholder shall, if the facts warrant, determine and declare to the meeting that such business was not properly brought before the meeting in accordance with the provisions of this Section 7, and, in such event, the business not properly brought before the meeting shall not be transacted.

ARTICLE II
BOARD OF DIRECTORS

1. Functions Generally. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors. The Board of Directors may fix the compensation of directors.

2. Qualifications and Number. Each director shall be a natural person. A director need not be a shareholder, a citizen of the United States, or a resident of the State of Minnesota. The Board of Directors shall consist of not less than five (5) nor more than thirteen (13) persons. The number of directors may be increased or, subject to the provisions of the Minnesota Statutes regarding removal of directors, decreased at any time by amendment to these Bylaws or by the directors or the shareholders.

3. Election and Term.

– Term; Vacancies. Directors who are elected at an annual meeting of shareholders shall hold office until the next annual meeting of shareholders and until their successors are elected and qualified, and directors who are elected in the interim to fill vacancies and newly created directorships shall hold office until qualified successors are elected at the next annual or special meeting of the shareholders. Vacancies on the Board of Directors resulting from the death, resignation, removal, or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum. Vacancies on the Board of Directors resulting from newly created directorships may be filled by the affirmative vote of a majority of the directors serving at the time of the increase.

– Resignation Offers. If an incumbent director who has been nominated for reelection to the Board shall fail to receive the required vote for reelection, the Board expects such director to tender his or her offer to resign from such position, subject to acceptance by the Board.

– Consideration of Resignation Offers upon Failure to Be Reelected. Upon receipt from a director of such an offer to resign from the Board, the Nominating Committee of the Board shall consider the tendered resignation offer and recommend to the Board the action to be taken with respect to such offered resignation, which may include, without limitation: (i) accepting the resignation, (ii) maintaining the director but addressing what the Nominating Committee believes to be the underlying cause of the failure of the director to receive the requisite vote for reelection, (iii) resolving that the director will not be renominated in the future for reelection, or (iv) rejecting the resignation. In reaching its decision, the Nominating Committee shall consider all factors its members deem relevant, which may include, without limitation: (i) any publicly stated reasons why shareholders voted against, or withheld votes from, such director, (ii) any alternatives for curing the underlying cause of the withheld votes, (iii) the director’s tenure, (iv) the director’s qualifications, (v) the director’s past and expected future contributions to the Company, and (vi) the overall composition of the Board, including whether accepting the resignation would cause the Company to fail to meet any applicable Securities and Exchange Commission (“SEC”) or securities exchange listing or governance requirements.

– Board Decision as to Resignation Offer; Disclosure. The Board will act on the Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release and an appropriate filing with the SEC.

– Recusal. Any director whose resignation offer is subject to consideration under this provision shall not participate in the Nominating Committee recommendation or Board action regarding whether to accept the resignation offer. If none of the members of the Nominating Committee received the requisite vote for reelection as directors at the same election, then the independent directors who did receive the requisite vote for reelection shall appoint a special committee among themselves to consider the resignation offers and to recommend to the Board whether to accept them. If the only directors who received the requisite vote for reelection as directors constitute three or fewer directors, then all directors may participate in the action regarding whether to accept the resignation offers.

– Effect of Board’s Decision. If a director’s resignation is not accepted by the Board, then the director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

– Failure of Entire Board to Be Reelected. If no incumbent director receives the requisite vote for reelection at the same election, then the incumbent Board will nominate a new slate of directors and, within 180 days after the certification of the shareholder vote, hold a special meeting for the purpose of electing a Board. In such circumstances, the incumbent Board will continue to serve until new directors are elected and qualified. Such new slate of nominees may include one or more incumbent directors who failed to receive the requisite vote for reelection if the Board, in its discretion, after consideration of all information and circumstances the Board believes to be relevant, including without limitation those potential considerations mentioned under the caption “Consideration of Resignation Offers upon Failure to Be Reelected” above, determines that renomination of such incumbent directors as part of such new slate would be in the best interest of the corporation and its shareholders.

4. Meetings

– Time. Meetings shall be held at such time as the Board shall fix. Regular meetings of the Board shall be set in advance annually. Special meetings may be held at any time if proper notice is given.

– Place. Meetings shall be held at such place as shall be fixed by the Board.

– Call, Notice, Waiver of Notice. Special meetings may be called by any director by giving at least ten days’’ notice, as defined by the Minnesota Statutes. If a director wishes to call a special meeting, notice shall be given to the Secretary in written form or via email. The Secretary will confirm the earliest date possible for the meeting in which a quorum can be obtained and notify all members of the designated time and place of the special meeting in writing or via email. The notice need not state the purpose of the meeting. If the date, time, and place of a meeting have been announced at a previous meeting of the Board, no notice is required. A director may waive notice of a meeting of the Board. A waiver of notice by a director entitled to notice is effective whether given before, at, or after the meeting, and given in writing. Attendance by a director at a meeting is a waiver of notice of that meeting, except where the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

– Quorum. A majority of the directors currently holding office is a quorum for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time until a quorum is present. If a quorum is present when a duly-called or held meeting is convened, the directors present may continue to transact business until adjournment, even though the withdrawal of a number of directors originally present leaves less than the proportion or number otherwise required for a quorum.

– Action. Except where the Minnesota Statutes requires a larger proportion or number, the Board shall take action by the affirmative vote of a majority of directors present at a duly held meeting.

– Chairman of the Meeting. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if present and acting, otherwise by any other director chosen by the Board.

5. Removal of Directors. One or more directors may be removed in accordance with the provisions of the Minnesota Statutes.

6. Committees. A resolution approved by the affirmative vote of a majority of the Board may establish one or more committees having the authority of the Board in the management of the business of the corporation only to the extent provided in the resolution. Committees are subject at all times to the direction and control of the Board, except as provided by the Minnesota Statutes. Committee members shall be natural persons. A committee shall consist of one or more persons, who need not be directors, and who shall be appointed by affirmative vote of a majority of the directors present

7. Written Action. An action which requires shareholder approval and which is required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors. An action which does not require shareholder approval and which is required or permitted to be taken at a Board meeting may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present. The written action is effective when signed by the required number of directors, unless a different effective time is provided in the written action. When written action is permitted to be taken by less than all directors, all directors shall be notified immediately of its text and effective date.

8. Telephone Meetings and Participation. A conference among directors by any means of communication through which the directors may simultaneously hear each other during the conference constitutes a Board meeting, if the same notice is given of the conference as would be required for a meeting, and if the number of directors participating in the conference would be sufficient to constitute a quorum at a meeting. Participation in a meeting by that means constitutes presence in person at the meeting.

9. Absent Directors. A director may give advance written consent or opposition to a proposal to be acted on at a Board meeting. If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

10. Director Nominations. Only persons who are nominated in accordance with the procedures set forth in this Section 10 shall be eligible for election as directors of the corporation. Nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by the Board of Directors or by any shareholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this Section 10. Any nomination by a shareholder must be made by written notice to the Secretary delivered or mailed to and received at the principal executive offices of the corporation: (a) with respect to an election to be held at an annual meeting of shareholders, not less than 90 days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to an election to be held at a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which the first public disclosure of the date of the special meeting was made. In no event shall the public announcement of an adjournment of any annual or special meeting commence a new time period for giving of a shareholder notice as described above. A shareholder’s notice to the Secretary shall set forth (i) as to each person whom the shareholder proposes to nominate for election or re-election as a director: (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of stock of the corporation which are beneficially owned by such person (for the purposes of the regulations under Sections 13 and 14 of the Securities Exchange Act of 1934, as amended), (4) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such person as a director of the corporation pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, had the nominee been nominated by the Board of Directors, and (5) such person’s written consent to being named in any proxy statement as a nominee and to serving as a director if elected; and (ii) as to the shareholder giving notice: (1) the name and address, as they appear on the corporation’s records, of such shareholder, (2) the class and number of shares of stock of the corporation which are beneficially owned by such shareholder (determined as provided in clause (i)(3) above), (3) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote on the election of directors at such meeting and, if the shareholder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of shareholders, that such shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (4) a description of all agreements, arrangements or understandings between the shareholder and each nominee of the shareholder and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder. At the request of the Board of Directors any person nominated by the Board of Directors for election as a director shall furnish to the Secretary that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. The chairman of the meeting at which a shareholder nomination is presented shall, if the facts warrant, determine and declare to the meeting that such nomination was not made in accordance with the procedures prescribed by this Section 10, and, in such event, the defective nomination shall be disregarded.

ARTICLE III
OFFICERS

The officers of the corporation may consist of a Chairman of the Board, a President, one or more Executive Vice-Presidents, one or more Senior Vice-Presidents, one or more vice-Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and such other officers with such titles as the resolution of the Board of Directors appointing them shall designate. Except as the Articles of Incorporation, these Bylaws or a resolution adopted by the Board of Directors may otherwise provide, the President and the Treasurer shall have the duties imposed on them by the Minnesota Statutes. Any other officer shall have the powers, rights, duties, and responsibilities determined by the Board of Directors. Any number of offices or functions of those offices may be held or exercised by the same person.

Except as may otherwise be required by the Minnesota Statutes, or by a resolution approved by the affirmative vote of a majority of the directors, or by a resolution approved by the holder of a majority of the voting power of the shares present at a duly convened shareholders’ meeting, any officer of the corporation is authorized to sign any document required by the Minnesota Statutes to be filed with the Secretary of State of Minnesota.

Unless otherwise provided in the resolution appointing him, each officer shall be appointed for a term which shall continue until his successor shall have been chosen and qualified or until he is removed from the Board.

An officer may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the directors present at a duly convened meeting of the Board of Directors.

A vacancy in an office because of death, resignation, removal, disqualification, or other cause may, or in the case of a vacancy in the office of President or Treasurer shall, be filled for the unexpired portion of the term by the Board of Directors, or in the manner determined by the Board, or pursuant to the provisions otherwise provided in the Minnesota Statutes.

ARTICLE IV
INDEMNIFICATION

The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, or officer of the corporation or is or was serving as a director of a subsidiary corporation against expenses (including attorneys’ fees actually and reasonably incurred), judgments, fines, and amounts paid in settlement by such person in connection with such action, suit or proceeding if said party has met the elements specified for eligibility for indemnification as set forth in the Minnesota Statutes. The termination of any action, suit or proceeding by judgment or settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet each of the eligibility requirements as set forth in the Minnesota Statutes.

In addition, this corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or on behalf of the corporation to obtain a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving as a director of a subsidiary corporation, against expenses (including attorneys’ fees actually and reasonably incurred) by such person in connection with the defense or settlement of such action or suit if he or she has met each of the requirements set forth in the Minnesota Statutes.

Furthermore, this corporation shall also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that such person is or was an officer of a subsidiary corporation against expenses (including attorneys’ fees actually and reasonably incurred), judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding if said party has met the elements specified for eligibility for indemnification as set forth in the Minnesota Statutes, and provided further that ~~said~~the conduct of such person ~~was not negligent~~ in the performance of his or her duties while acting as an officer of ~~a~~such subsidiary corporation, which conduct is the subject of such action, suit or proceeding, has not been determined by the Board of Directors to have been reckless or grossly negligent.

This corporation shall further indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was serving in an official capacity as a trustee or as a fiduciary of any employee pension or benefit plan for the corporation or any subsidiary against expenses (including attorneys’ fees actually and reasonably incurred), judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding if said party has met the elements specified for eligibility for indemnification as set forth in the Minnesota Statutes.

In order to be eligible for indemnification, any officer or director made a party to any threatened or pending action, suit or proceeding shall notify the corporation in writing within thirty (30) days that said party intends to seek indemnification and thereafter the corporation shall have the right to arrange for the defense of said party with counsel reasonably satisfactory to said party and the payment of costs associated therewith, and if the corporation does undertake defense of any officer, director or other party eligible for indemnification, then the corporation shall have the right, with the consent of the party to be indemnified, to settle said action, claim or suit, provided, however, that if a settlement offer shall (i) include an unconditional release of each indemnified party from all liability arising out of such action, suit or proceeding and (ii) not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party and said party refuses to accept the settlement offer, then the corporation shall not be obligated for any further indemnification or payment of any additional claim, costs or judgments in excess of the settlement offer amount. No indemnification shall be available to any officer or director who shall fail to give the notice required by this paragraph if the corporation was unaware of the action to which the notice would have related and was materially prejudiced by failure to give the notice.

To the extent that a director, or officer, of the corporation or a subsidiary corporation has met the eligibility requirements set forth in the Minnesota Statutes, and has complied with the other terms and conditions hereof, then such person shall be indemnified hereunder. Notwithstanding the foregoing all legal and other fees and expenses shall be reimbursed to the director or officer seeking such indemnification as they are incurred, unless the reimbursement of such amounts is prohibited by the Minnesota Statutes.

Any indemnification made pursuant to these by-laws shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer or trustee or fiduciary is proper in the circumstances because he or she is eligible for said indemnification pursuant to the Minnesota Statutes. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, then by a majority of a committee of the Board consisting solely of two or more Directors not at the time parties to the action, suit or proceeding, duly designated to act in the manner by a majority of the full Board including Directors who are parties or (c) if a determination cannot be made pursuant to (a) or (b) as aforesaid, then by special legal counsel selected either by a majority of the Board of Directors or a committee selected pursuant to (b) or if the requisite quorum of the full Board cannot be obtained and the committee cannot be established, then by a majority of the full Board including Directors who are parties to such action, suit or proceeding or (d) if a determination cannot be made under (a), (b) or (c) then by the shareholders excluding the votes of shares held by parties to such action, suit or proceeding, provided however, that if an adverse determination regarding indemnification is made pursuant to (a), (b), (c) or (d) or if no determination is made under (a), (b), (c) or (d) within sixty (60) days after the termination of an action, suit or proceeding for which indemnification is sought, then said determination regarding eligibility may be made by a court of competent jurisdiction.

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of the director, or officer or trustee or fiduciary, to repay such amount, unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized by these by-laws.

The corporation shall also have the power from time to time to purchase and maintain insurance on behalf of any person in that person’s Official Capacity, against any liability asserted against and incurred by the person in or arising from that capacity whether or not the corporation would have been required to indemnify the person against the liability under the provisions of these by-laws.

The corporation shall also have the power from time to time to enter into Indemnification Agreements with each director or officer of the corporation and with each director or officer of a subsidiary corporation and with each trustee or individual acting in a fiduciary capacity for any employee benefit or pension plan sponsored by the corporation or a subsidiary and with each director or officer of the corporation or trustee or individual acting as a fiduciary as aforesaid as same are added as directors or officers or trustees or fiduciary as aforesaid to the corporation or of a subsidiary corporation, or with respect to an employee benefit or pension plan sponsored by the corporation or a subsidiary, provided however, that the failure to execute Indemnification Agreements between any such director, or trustee, fiduciary and/or officer as aforesaid and the corporation shall not abrogate the indemnification authorized by these by-laws.

The corporation shall have no obligation to indemnify any employee (other than officers or directors of the corporation or of a subsidiary as defined in these by-laws) or agent who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was an agent or employee of the corporation or of a subsidiary corporation against expenses (including attorneys’ fees actually and reasonably incurred), judgments, fines, and amounts paid in settlement by such person in connection with such action, suit or proceeding. Any indemnification of such employees or agents shall be made only to the extent and on such terms and conditions as the Board of Directors of this corporation may determine by separate resolution.

For purposes of this Section IV the term “subsidiary corporation” shall mean a corporation of which 80% of the issued and outstanding shares thereof are owned by this corporation and the term “official capacity” shall have the same meaning as set forth in the Minnesota Statutes.

ARTICLE V
REGISTERED OFFICE AND AGENT

The address of the initial registered office of the corporation in the State of Minnesota and the name of the initial registered agent of the corporation at that address are set forth in the original Articles of Incorporation.

ARTICLE VI
BOOKS AND RECORDS

The corporation shall keep at its principal executive office, or at another place or places within the United States determined by the Board, a share register not more than one year old, containing the names and addresses of the shareholders and the number and classes of shares held by each shareholder.

The corporation shall also keep, at its principal executive office, or at another place or places within the United States determined by the Board, a record of the dates on which certificates representing shares were issued.

The corporation shall keep at its principal executive office, or, if its principal executive office is outside of the State of Minnesota, shall make available at its registered office within ten days after receipt by an officer of the corporation of a written demand for them made by a person described in Subdivision 4 of Section 302A.461, Minnesota Statutes, originals or copies of.

a)	Records of all proceedings of shareholders for the last three years;

b)	Records of all proceedings of the Board for the last three years;

c)	Its Articles of Incorporation and all amendments currently in effect;

d)	Its Bylaws and all amendments currently in effect;

e)	Financial statements required to be prepared by the Minnesota Statutes and the financial statement for the most recent interim period prepared in the course of the operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public record;

f)	Reports made to shareholders generally within the last three years;

g)	A statement of the names and usual business addresses of its directors and principal officers;

h)	Voting trust agreements described in the Minnesota Statutes; and

i)	Shareholder control agreements described in the Minnesota Statutes.

ARTICLE VII
CORPORATE SEAL

The corporation may have a corporate seal which shall have inscribed thereon the word “seal” and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine or the law require.

ARTICLE VIII
FISCAL YEAR

The fiscal year of the corporation shall be fixed, and shall be subject to change, by the Board of Directors.

ARTICLE IX
CONTROL OVER BYLAWS

The power to amend or repeal these Bylaws and to adopt new Bylaws shall be vested in the Board of Directors, subject to the requirements of the Minnesota Statutes.

I HEREBY CERTIFY that the foregoing is a full, true, and correct copy of the Bylaws of Corus Bankshares, Inc., a Minnesota corporation, as in effect on the date hereof.

Date: April 15, 2008

/s/ Robert J. Glickman
President of
CORUS BANKSHARES, INC.